Exhibit 10.23

March 29, 2021

Peter Rawlinson

Re: Transaction Bonus

Dear Peter:

The Board of Directors of Atieva, Inc. d/b/a Lucid Motors (the “Company”) has approved a transaction bonus payable to you in connection with the closing (“Closing”) of the transactions (the “SPAC Transaction”) contemplated by the Agreement and Plan of Merger, dated February 22, 2021, by and among Churchill Capital Corp IV, a Delaware corporation (the “SPAC”), a new wholly-owned subsidiary of the SPAC and the Company, subject to the terms and conditions of this letter agreement.

Conditional upon and subject to the Closing of the SPAC Transaction, you will receive a bonus in the amount of $2,000,000, less all applicable withholdings and deductions required by law (the “Transaction Bonus”).

You will be eligible to receive the Transaction Bonus if all of the following eligibility criteria are satisfied:

1.	You execute and return this letter agreement to Michael Carter by March 31, 2021.

2.	You remain employed with the Company through the Closing.

3.	You have not given notice of your intent to resign from employment on or before the Closing.

If you are eligible to receive the Transaction Bonus, it will be paid to you on the Company’s first regularly scheduled pay date after the date of the Closing, but in no event later than thirty (30) days following the date of the Closing.

Your employment remains at-will, meaning that you and the Company may terminate the employment relationship at any time, with or without cause, and with or without notice.

This letter agreement and the Transaction Bonus are intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be construed and administered in accordance with Section 409A.

This letter agreement contains all of the understandings and representations between the Company and you relating to the Transaction Bonus and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, with respect to any Transaction Bonus.

This letter agreement, and all matters arising out of or relating to this letter agreement, whether sounding in contract, tort, or statute for all purposes shall be governed by and construed in accordance with the laws of the State of California (including its statutes of limitations), without giving effect to any conflict of laws principles that would cause the laws of any other jurisdiction to apply.

This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.

[signature on next page]

We ask that you please sign and date this letter agreement and return an executed copy to Michael Carter no later than March 31, 2021 at MichaelCarter@lucidmotors.com.

Sincerely,

ATIEVA, INC.

By:	/s/ Michael Carter
Title: Vice President of People

AGREED TO AND ACCEPTED BY:
Peter Rawlinson
Peter Rawlinson

By:	/s/ Peter Rawlinson

Date:	March 29, 2021

ATIEVA, INC.

SIGNATURE PAGE TO LETTER AGREEMENT